Allianz Life Insurance Company
of North America
[PO Box 561
Minneapolis, MN 55440-0561]
[800.624.0197]

Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit.  This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account and Index Options.  This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.

Signed for the Company at its home office on the Issue Date.

[                       ]
[Gretchen Cepek] [Walter R. White]
 Secretary President and CEO

RIGHT TO EXAMINE: This contract can be returned within 10 days after you receive it.  It can be mailed or delivered to either us or the representative who sold it.  Return of this contract by mail is effective on being postmarked, properly addressed and postage paid.  We promptly refund the Contract Value.  This may be more or less than the Purchase Payments.  We have the right to allocate Purchase Payments to the Interim Fund(s) until the end of the Right to Examine period.  The Interim Fund(s) are located on the Contract Schedule. If we so allocate Purchase Payments, we refund the greater of the Purchase Payments less any Withdrawals, or the Contract Value.

This is a legal contract between you and the Company.

Read this contract carefully.

L40538-IAI                                                                                                   1                                                                                           [Admin Tracking Identifier]

Table of Contents

Contract Schedule  3
Definitions                  4
Purchase Payments 6
Variable Account     7
Contract Value          7
Transfers                      8
Contract Charges    8
Withdrawals               9
Annuity Payments 10
Death Benefit         12
Ownership                13
General Provisions 14

L40538-IAI                                                                                                   2                                                                                           [Admin Tracking Identifier]

Definitions

Some of the terms found in this contract are defined below.  Additional terms are defined throughout this contract where they are used.  Section titles, provision titles, and terms used on the Contract Schedule are also capitalized to help you easily recognize them.

We, Our, Us, and the Company
Allianz Life Insurance Company of North America.  The terms We, Our, and Us may not be capitalized throughout this contract.

You, Your
The Owner of this contract.  The terms You and Your may not be capitalized throughout this contract.  The term Contract Owner may also be used to mean Owner in some endorsements or riders.

Accumulation Phase
The period of time beginning on the Issue Date and before you begin Annuity Payments.  The Accumulation Phase ends on the earliest of the following.
•	The Business Day we process your request for a Full Withdrawal.
•	The Business Day before the Annuity Date.
•
The Business Day that the Service Center receives a Valid Claim from all Beneficiaries upon the death of an Owner (or Annuitant if the Owner is a non-individual), unless this contract is continued by the deceased Owner's Spouse.

Age
An individual's age on his or her most recent birthday, unless otherwise specified.

Allocation Options
The Index Options available to you.

Annuitant
An individual whose Age determines the Annuity Payments.  You may be an Annuitant or you may name someone else.  The Annuitant is shown on the Contract Schedule.

Annuity Date
The Index Anniversary your Annuity Payments begin. The date Annuity Payments are scheduled to begin, the Scheduled Annuity Date, is shown on the Contract Schedule.

Annuity Phase
The period of time beginning on the Annuity Date during which we make Annuity Payments.  The Annuity Phase terminates on the earliest of the following.
•	Under Annuity Options 1 and 3, the death of the last surviving Annuitant.
•	Under Annuity Options 2 and 4, the death of the last surviving Annuitant and the end of the guaranteed period.
•	Under Annuity Option 5, the death of the Annuitant and payment of any lump sum refund.

Authorized Request
A request that is received by the Service Center in good order, in a form that is satisfactory to us, and that is received by the Service Center within any timelines provided on such form.

Beneficiary
An individual or non-individual entitled to the Death Benefit under this contract.

Business Day
Each day on which the New York Stock Exchange is open for trading, except, with regard to the Interim Fund(s), when an Interim Fund does not value its shares.  Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.  We process any instructions received after the close of any Business Day on the next Business Day.

L40538-IAI                                                                                                   3                                                                                           [Admin Tracking Identifier]

Definitions continued from the previous page

Charge Base
We base the Product Fee on the Charge Base.  On the Issue Date, the Charge Base is equal to the Initial Purchase Payment.  On each Quarterly Contract Anniversary, or the next Business Day if the Quarterly Contract Anniversary is not on a Business Day, the Charge Base is equal to the Contract Value at the end of the Business Day after we process any Additional Purchase Payments or Withdrawals and deduct any Withdrawal Charges and Contract Charges and, if this is also an Index Anniversary, after we apply any credits.

At the end of each Business Day, we:
•	Increase the Charge Base by the amount of any Additional Purchase Payments received that day; and
•	Reduce the Charge Base proportionately by the percentage of any Contract Value withdrawn that day, including any Withdrawal Charge and Contract Charges.

Contract Anniversary
A twelve-month anniversary of the Issue Date or any subsequent twelve-month Contract Anniversary.

Contract Year
A period of 12 months.  The first Contract Year begins on the Issue Date.  Subsequent Contract Years begin on the Contract Anniversaries.

Index Anniversary
A twelve-month anniversary of the Index Effective Date or any subsequent twelve-month Index Anniversary.

Index Effective Date
The first day of the first Index Year.  The Index Effective Date is shown on your Index Options statement. The Index Effective Date can be any Business Day from the Issue Date up to and including the first Quarterly Contract Anniversary. However, it cannot be the 29th, 30th, or 31st of a month. If the Index Effective Date would occur on the 29th, 30th, or 31st of a month, or on a day that is not a Business Day, we change the Index Effective Date to be the next available Business Day.

Index Options
The Index Options available to you are shown on the Index Options Contract Schedule(s).

Index Year
A period of 12 months.  The first Index Year begins on the Index Effective Date.  Subsequent Index Years begin on the Index Anniversaries.

Issue Date
The first day this contract is effective.  The Issue Date is shown on the Contract Schedule.

Joint Annuitant
You can add a Joint Annuitant for the Annuity Phase subject to our approval.  If we allow Joint Annuitants, we determine Annuity Payments using the Ages of both Joint Annuitants.

Joint Owner
Joint Owners have equal contract Ownership rights and must authorize the exercise of these rights in writing, unless otherwise allowed by us.  If Joint Owners are named, all references to Owner shall mean Joint Owners.

Owner
A purchaser of this contract, who is entitled to the ownership rights described in this contract.  Owners are shown on the Contract Schedule.

Payee
The individual or non-individual to whom we make Annuity Payments.  Generally we require the Owner to be the Payee, but we may allow you to name a different Payee subject to our approval.
L40538-IAI                                                                                                   4                                                                                           [Admin Tracking Identifier]

Definitions continued from the previous page

Purchase Payment
Any payment you make to this contract.

Quarterly Contract Anniversary
A three-month anniversary of the Issue Date or any subsequent three-month Quarterly Contract Anniversary.

Service Center
The office shown at the top of the first page of your contract.

Spouse
An individual who is recognized as a spouse under federal law.

Valid Claim
An Authorized Request of the Death Benefit payment option, due proof of death, and any required governmental forms.  Due proof of death includes a certified copy of the death certificate, a decree of court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.  Due proof of death is required only if we have not already received it.

Variable Account Value
The sum of the values in the Interim Fund(s).

Purchase Payments

Initial Purchase Payment
The Initial Purchase Payment is all Purchase Payments we receive on the Issue Date and is shown on the Contract Schedule.  The Initial Purchase Payment cannot be greater than the Maximum Total Purchase Payments shown on the Contract Schedule without our prior approval.

Additional Purchase Payments
Additional Purchase Payments are Purchase Payments we receive during the Accumulation Phase and before the first Valid Claim.  Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.  We may decline any Additional Purchase Payment. Each Index Year during the Accumulation Phase total Purchase Payments cannot be greater than the total amount of Purchase Payments received before the first Quarterly Contract Anniversary of the first Contract Year. You may pay Additional Purchase Payments up to that amount for the remainder of the first Index Year. Total Purchase Payments cannot be greater than the Maximum Total Purchase Payments without our prior approval.

No Default
This contract is not in default if you do not make Additional Purchase Payments.

Allocation of Purchase Payments
If the Issue Date is the Index Effective Date, we allocate Purchase Payments to one or more of the Allocation Options according to your Index Effective Date allocation instructions.  However, if we exercise our right to allocate to the Interim Fund(s) during the Right to Examine Period, we will allocate the Initial Purchase Payment to the Interim Fund(s) until the end of the Right to Examine Period. If your requested Index Effective Date would occur during this time, we change your Index Effective Date to the next Business Day after the Right to Examine Period that is not the 29th, 30th or 31st of the month. We will then rebalance your Contract Value among your selected Allocation Options according to your Index Effective Date allocation instructions on the Index Effective Date.

If the Issue Date is not the Index Effective Date, any Purchase Payment that we receive before the Index Effective Date, we place in the Interim Fund(s) until the Index Effective Date.  We will then rebalance your Contract Value among your selected Allocation Options according to your Index Effective Date allocation instructions on the Index Effective Date.

We will place any Additional Purchase Payments we receive after the Index Effective Date in the Interim Fund(s) until the next Index Anniversary. On the next Index Anniversary, we will rebalance your Contract Value among your selected Allocation Options according to your future allocation instructions.

If at any time we have more than one Interim Fund available, you may elect which Interim Fund to which you would like to have your Initial and any Additional Purchase Payments allocated.

Your future allocation instructions and Index Effective Date allocation instructions must comply with the Allocation Guidelines shown on the Contract Schedules.
L40538-IAI                                                                                                   5                                                                                           [Admin Tracking Identifier]

Variable Account

The Variable Account is shown on the Contract Schedule.  It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts.  The assets of the Variable Account, equal to reserves and other liabilities of this contract and all other contracts issued through the Variable Account, will not be charged with liabilities arising out of any other business we may conduct.

The Variable Account assets are divided into subaccounts corresponding to the Interim Fund(s).

Contract Value

The Contract Value is equal to the sum of the Index Option Values and the Variable Account Value. The Index Option Values are the values in a selected Index Option as discussed in the attached riders.

How the Variable Account Value increases and decreases
The Variable Account Value increases and decreases based on Purchase Payments, transfers out of the subaccounts, Withdrawals (including any applicable Withdrawal Charges), the deduction of Contract Charges , and the investment performance of the Interim Fund(s).

We place Purchase Payments you allocate to the Allocation  Options into subaccounts of the Variable Account.  Each subaccount invests exclusively in one  Interim Fund.  We use Accumulation Units to account for all amounts allocated to or withdrawn from each subaccount as a result of Purchase Payments, Withdrawals (including any applicable Withdrawal Charges), transfers out of the subaccounts, or the deduction of Contract Charges.  We determine the Variable Account Value by multiplying the number of subaccount Accumulation Units by the subaccount's Accumulation Unit Value and then adding these results together.

Number of Accumulation Units
On the Issue Date, the number of Accumulation Units in each subaccount is equal to the Initial Purchase Payment amount allocated to that subaccount, divided by that subaccount's Accumulation Unit Value.

At the end of each Business Day, we adjust the number of Accumulation Units in each subaccount as follows. Additional Purchase Payments will increase the number of Accumulation Units. Withdrawals (including any applicable Withdrawal Charges), transfers out of subaccounts, and the deduction of any Contract Charges will decrease the number of Accumulation Units. The change in the number of Accumulation Units is equal to the net amount allocated to or deducted from the subaccount, divided by that subaccount's Accumulation Unit Value.

Accumulation Unit Value
We arbitrarily set the initial Accumulation Unit Value for each subaccount.  At the end of each Business Day for each subaccount, we multiply the Accumulation Unit Value at the end of the prior Business Day by the percentage change in value of an Interim Fund(s) since the prior Business Day.  The percentage change includes the market performance of the Interim Fund(s).

L40538-IAI                                                                                                   6                                                                                           [Admin Tracking Identifier]

Transfers

During the Accumulation Phase, you can transfer all or a part of the Contract Value in an Allocation Option into another Allocation Option by providing an Authorized Request.  Transfers can only occur on the Index Effective Date and on subsequent Index Anniversaries by providing an Authorized Request.

All Transfers are subject to the following:
•	We may limit Transfers until the end of the Right to Examine period.
•	Any Transfer request must clearly specify the amount you wish to transfer and the Allocation Options involved.

Suspension of Payments or Transfers
We may suspend or postpone Transfers or payments for Withdrawals for any period when:
•	The New York Stock Exchange is closed, other than customary weekend and holiday closings.
•	Trading on the New York Stock Exchange is restricted.
•
An emergency, as determined by the Securities and Exchange Commission, exists as a result of which disposal of the Interim Fund(s) shares are not reasonably practicable or we cannot reasonably value the Interim Fund(s) shares.

•	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

L40538-IAI                                                                                                   7                                                                                           [Admin Tracking Identifier]

Contract Charges

Product Fee
The Product Fee is shown on the Contract Schedule.

The Product Fee is assessed as a percentage of the Charge Base as an annualized rate that we accrue each day during the Accumulation Phase and when paying the Death Benefit as noted under Death Benefit Payment Options.  If any day that we are to accrue this charge is not a Business Day, we use the Charge Base at the end of the previous Business Day. We deduct the Product Fee for each quarter on the earlier of the following: (a) the next Quarterly Contract Anniversary, or the next Business Day if the next Quarterly Contract Anniversary is not a Business Day; or (b) when we deduct the final Product Fee.  We deduct the Product Fee from the Contract Value on each Quarterly Contract Anniversary (or the next Business Day if the Quarterly Contract Anniversary is not on a Business Day) before we use that Contract Value to compute any guaranteed value(s) under this contract.

When we deduct the Product Fee, we deduct it proportionately from each Allocation Option.  The deduction of the Product Fee reduces the Contract Value.  The deduction of the Product Fee does not reduce the amount we use to determine the Free Withdrawal Privilege or the Withdrawal Charge Basis, and is not treated as a Withdrawal when calculating the guaranteed value(s) provided by the Death Benefit.

We deduct the final Product Fee on the Business Day you withdraw the total Contract Value, you annuitize the contract, or when paying a Death Benefit as noted under the "Death Benefit Payment Options" provision.  However, if on a Quarterly Contract Anniversary the Contract Value is less than the Product Fee, we deduct any remaining Contract Value to cover the final Product Fee and reduce the Contract Value to zero.

Contract Maintenance Charge
Your annual Contract Maintenance Charge is shown on the Contract Schedule. We waive this charge as follows:
•	During the Accumulation Phase if the Entire Contract Value is at least equal to the Contract Maintenance Charge Waiver Minimum at the end of the last Business Day before the Contract Anniversary.
•	During the Accumulation Phase if the Contract Value on the Contract Anniversary is at least equal to the Contract Maintenance Charge Waiver Minimum.
•	During the Annuity Phase if the Entire Contract Value is at least equal to the Contract Maintenance Charge Waiver Minimum at the end of the last Business Day before the Annuity Date.

The Contract Maintenance Charge Waiver Minimum and Entire Contract Value are shown on the Contract Schedule.  We use the Owner's social security number, and for non-individually owned contracts we use the Annuitant's social security number in determining the Entire Contract Value.

During the Accumulation Phase, we deduct the Contract Maintenance Charge from the Contract Value on the Contract Anniversary. If the Contract Anniversary is not a Business Day, we deduct the charge on the next Business Day. If you take a Full Withdrawal from your contract (other than on a Contract Anniversary), we deduct the Contract Maintenance Charge. We deduct the Contract Maintenance Charge proportionately from each Allocation Option.  During the Annuity Phase, we deduct the Contract Maintenance Charge proportionately from each Annuity Payment.
L40538-IAI                                                                                                   8                                                                                           [Admin Tracking Identifier]

Withdrawals

During the Accumulation Phase and before the first Valid Claim, you can request a Full or Partial Withdrawal from this contract by providing an Authorized Request. We pay the amount of any Withdrawal within seven days of receipt of an Authorized Request unless the Suspension of Payments or Transfers provision of this contract is in effect.

Full Withdrawal
A Full Withdrawal is a request for the total Contract Value.  We process a Full Withdrawal on the Business Day we receive an Authorized Request, based on the values at the end of the Business Day.  The Full Withdrawal amount is equal to the total Contract Value minus any final Contract Charges, and Withdrawal Charge.  This contract terminates upon a Full Withdrawal.

Partial Withdrawals
A Partial Withdrawal is a request for an amount less than the total Contract Value.   Each Partial Withdrawal must be greater than or equal to the Minimum Partial Withdrawal shown on the Contract Schedule.  When you request a Partial Withdrawal, we deduct the amount you request, plus any applicable Withdrawal Charge from the total Contract Value.  We apply the Withdrawal Charge to this total amount.

We deduct Partial Withdrawals proportionately from the Allocation Options, unless we receive alternate instructions. We deduct a Partial Withdrawal from the Contract Value at the end of the Business Day that we process the Withdrawal request.

If you request a Partial Withdrawal that causes the Contract Value to be less than the Minimum Required Value shown on the Contract Schedule, we treat your request as a Full Withdrawal.

Withdrawal Charge
Upon a Full or Partial Withdrawal of this contract we assess a Withdrawal Charge.  A Withdrawal Charge applies if any part of a Withdrawal comes from a Purchase Payment that is still within the Withdrawal Charge period.  We assess the Withdrawal Charge against the Withdrawal Charge Basis, which is equal to total Purchase Payments, less any Purchase Payments withdrawn (excluding any Penalty-free Withdrawals), and less any applicable Withdrawal Charges outlined below.  Penalty-free Withdrawals include Withdrawals under the Free Withdrawal Privilege and waiver of Withdrawal Charge benefit, and if applicable, withdrawals taken as a Required Minimum Distribution as defined below.  We do not reduce the Withdrawal Charge Basis for Penalty-free Withdrawals and amounts we deduct to pay Contract Charges.  If the Withdrawal Charge Basis is zero, we do not assess a Withdrawal Charge.  For purposes of calculating any Withdrawal Charge we withdraw Purchase Payments on a first-in-first-out (FIFO) basis.  We calculate the charge at the time of each Withdrawal.  We take each Withdrawal from your contract in the following order.
1.
Purchase Payments that are beyond the Withdrawal Charge period shown in the Withdrawal Charge Percentages Table.  This Withdrawal is not subject to a Withdrawal Charge and it reduces the Withdrawal Charge Basis.

2.	Purchase Payments that are available under the Free Withdrawal Privilege. This Withdrawal is not subject to a Withdrawal Charge and it does not reduce the Withdrawal Charge Basis.
3.
Purchase Payments that are within the Withdrawal Charge period shown in the Withdrawal Charge Percentages Table on a FIFO basis.  This Withdrawal is subject to a Withdrawal Charge, which is determined by multiplying each Purchase Payment by its applicable Withdrawal Charge percentage and then totaling the charges.  This Withdrawal reduces the Withdrawal Charge Basis.

4.	Any contract earnings. This Withdrawal is not subject to a Withdrawal Charge and it does not reduce the Withdrawal Charge Basis.

The Withdrawal Charge Percentages Table is shown on the Contract Schedule. We will not assess the Withdrawal Charge on any payments paid out as Annuity Payments or as death benefits.

Free Withdrawal Privilege
Each Contract Year you can take multiple Withdrawals without incurring a Withdrawal Charge if, when added together, they do not exceed the Free Withdrawal Amount shown on the Contract Schedule.  Any unused Free Withdrawal Privilege in one Contract Year is not added to the Free Withdrawal Amount available in the next year.  If you take a Full Withdrawal, we assess a Withdrawal Charge with no reductions for the Free Withdrawal Privilege.

Required Minimum Distributions
 If this contract is an Individual Retirement Annuity (IRA) or owned by a qualified retirement plan, you may be required by the Internal Revenue Code to take Required Minimum Distributions. To satisfy such requirement for this contract only, you may take a withdrawal as a Required Minimum Distribution by providing us an Authorized Request. The portion of the withdrawal you take that is treated as a Required Minimum Distribution may not be greater than the Required Minimum Distribution of the current calendar year less any amount previously withdrawn. If you take a Required Minimum Distribution, Withdrawal Charges will not apply to the Required Minimum Distribution, but it will reduce your Free Withdrawal Amount and any other contract values accordingly. If you take a withdrawal and do not indicate through an Authorized Request that it is a Required Minimum Distribution, it will be treated as a Partial Withdrawal.
L40538-IAI                                                                                                   9                                                                                           [Admin Tracking Identifier]

Annuity Payments

This contract provides for Annuity Payments.

How Annuity Payments Begin
You may begin Annuity Payments by providing an Authorized Request.  If you do not begin Annuity Payments before the Scheduled Annuity Date, we will begin Annuity Payments on the Scheduled Annuity Date if the Contract Value on that date is greater than zero. You may request a later Annuity Date by providing an Authorized Request at least 30 days before the Annuity Date. Your requested Annuity Date must be on an Index Anniversary, is subject to our approval and cannot be earlier than two years after the Issue Date or later than the last Annuity Date permitted by applicable state or federal law.

We make Annuity Payments according to the Annuity Option and payment frequency you select.  You can select a monthly, quarterly, semi-annual, or annual payment frequency.  We send Annuity Payments to the Payee. For Annuity Payments to begin, we may require that Annuity Payments be greater than or equal to the Minimum Annuity Payment shown on the Contract Schedule. If the Annuity Payments would not be greater than or equal to the Minimum Annuity Payment, we reserve the right to require you to take a Full Withdrawal and your contract will then terminate.

If you do not select an Annuity Option or payment frequency before the Annuity Date, we will make monthly Annuity Payments, according to Option 2 – Life Annuity with a 10-year guaranteed period.

We may require proof of the Age and gender of an Annuitant before making any Annuity Payments.

During the Annuity Phase, you cannot change the Annuity Option or the payment frequency.

If a sole Owner dies during the Annuity Phase, and we are still required to make Annuity Payments under the terms of the selected Annuity Option, the Beneficiary(ies) becomes the Owner(s) of this contract.  If a Joint Owner dies during the Annuity Phase, and we are still required to make Annuity Payments under the terms of the selected Annuity Option, the surviving Joint Owner becomes the sole Owner of this contract. Any remaining payments will continue at least as rapidly as under the method of distribution in effect at such Owner's death.

How we calculate Annuity Payments
We calculate Annuity Payments on the Annuity Date using the Contract Value and current purchase rates for the Annuity Option you select.  Current purchase rates cannot be less than the rates in the Guaranteed Purchase Rate Table shown on the Contract Schedule.  The guaranteed purchase rates are based on the Annuity Mortality Table and the Minimum Annual Annuity Payment Rate shown on the Contract Schedule.  You may contact us at any time to get the current purchase rates that we would use if you were to begin Annuity Payments at that time.

Annuity Payments are equal to the Contract Value, divided by $1,000, and then multiplied by the applicable purchase rate for the Annuity Option you select.  Annuity Payments will not change, unless as described in Annuity Option 3 – Joint and Last Survivor Annuity.

L40538-IAI                                                                                                   10                                                                                           [Admin Tracking Identifier]

Annuity Payments continued from the previous page

Annuity Options
You may select an Annuity Option other than Options 1 through 5 by Authorized Request and with our written consent.

Option 1 – Life Annuity
We make Annuity Payments during the life of the Annuitant.  The last payment will be the one that is due before the Annuitant's death.

Option 2 – Life Annuity with  a Guaranteed Period over 5, 10, 15 or 20 years
We make Annuity Payments during the life of the Annuitant.  If the Annuitant dies before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Option 3- Joint and Last Survivor Annuity
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected by the Owner.  The last payment will be the one that is due before the last surviving Joint Annuitant's death.

Option 4 – Joint and Last Survivor Annuity with a Guaranteed Period over 5, 10, 15 or 20 years
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at 100% of the previous amount.  If the surviving Joint Annuitant dies after the selected guaranteed period, the last payment will be the one that is due before the Annuitant's death.  However, if both Joint Annuitants die before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Option 5 – Refund Life Annuity
We make Annuity Payments during the lifetime of the Annuitant.  The last payment will be the one that is due before the Annuitant's death.  After the Annuitant's death, the Payee can receive a lump sum refund.  The amount of the refund equals the Contract Value on the Annuity Date minus all Annuity Payments made. If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

L40538-IAI                                                                                                   11                                                                                           [Admin Tracking Identifier]

Death Benefit

Who receives the Death Benefit
If the sole Owner dies during the Accumulation Phase, we pay the Death Benefit to the Beneficiary(ies).

If a Joint Owner dies during the Accumulation Phase, the surviving Joint Owner automatically becomes the sole primary Beneficiary, replacing all the primary Beneficiaries previously named, and we pay the Death Benefit to the surviving Joint Owner.

If the Owner is a non-individual and the Annuitant dies during the Accumulation Phase, we pay the Death Benefit to the Beneficiary(ies).

If a Beneficiary predeceases you, or you and a Beneficiary die simultaneously as defined by applicable state law or regulation, that Beneficiary's interest in this contract ends, unless your Beneficiary designation specifies otherwise. For multiple Beneficiaries, any surviving Beneficiaries receive equal portions of the Death Benefit unless your Beneficiary designation specifies unequal percentages. If you specify unequal percentages, we pay the deceased Beneficiary's percentage of the Death Benefit to the surviving Beneficiaries proportionally, unless you have specified otherwise.

If there are no surviving primary Beneficiaries, we pay the Death Benefit to the contingent Beneficiaries who survive you.  If there are no surviving Beneficiaries or if there is no named Beneficiary, we pay the Death Benefit to your estate or the Owner (if the Owner is a non-individual).

Death Benefit
During the Accumulation Phase, the Death Benefit is each surviving Beneficiary's portion of the Contract Value determined at the end of the Business Day we receive his or her Valid Claim.

Each Beneficiary's portion of the Death Benefit remains in the Allocation Options until we receive his or her Valid Claim.

Payment of the Death Benefit
We require a Valid Claim before we pay any Death Benefit.

All Death Benefits are paid in accordance with applicable law or regulations governing Death Benefit payments under Option A, B, or C.

Continuation of Contract by the Surviving Spouse
During the Accumulation Phase, the surviving Spouse of the deceased Owner who is a primary Beneficiary may choose to continue their portion of this contract as the sole Owner instead of receiving payment of the Death Benefit.  Continuation may be elected by providing us a Valid Claim, and this continuation will be effective when we receive a Valid Claim.

If a Joint Owner is the surviving Spouse of the deceased Owner, he or she is eligible to continue this contract as the sole Owner because the surviving Spouse automatically becomes the sole primary Beneficiary of the deceased Owner.

If this contract is owned by a qualified retirement plan or an IRA held by a third party custodian, the surviving Spouse of the deceased Annuitant is eligible to continue this contract as the Annuitant if the qualified retirement plan or IRA third party custodian is designated as the primary Beneficiary under this contract and the surviving Spouse is designated as the primary beneficiary under the qualified retirement plan or IRA.

If a surviving Spouse continues this contract as the sole Owner, he or she may exercise all Ownership rights under this contract.

If the contract continues, the Death Benefit payment that would have otherwise been processed will be placed in the Interim Fund(s).  On the next Index Anniversary, we then rebalance your Contract Value among your selected Allocation Options according to your future allocation instructions.

L40538-IAI                                                                                                   12                                                                                           [Admin Tracking Identifier]

Death Benefit continued from the previous page

Death Benefit Payment Options
If death occurs during the Accumulation Phase, a Beneficiary must request that the Death Benefit be paid by one of the payment options below or with our written agreement under a payment option other than Option A, Option B or Option C listed below.  We do not deduct the Contract Maintenance Charge under these payment options.

Option A  - A lump sum payment of the Death Benefit.  We deduct the final Product Fee before calculating the Death Benefit.

Option B  - Deferral of payment of the Death Benefit for up to five years from the date of the death of any Owner.  During the deferral period, the Beneficiary can make transfers within their portion of the contract among the Allocation Options.  At the end of the fifth year, any remaining Death Benefit is paid in a lump sum.  If you select Option B, we continue to assess the Product Fee shown on the Contract Schedule.

Option C  - If the Beneficiary is an individual, payment of the Death Benefit as Annuity Payments under an Annuity Option under Annuity Options 1, 2 or 5, over the lifetime of the Beneficiary. We deduct the final Product Fee before calculating Annuity Payments.   With our written consent, other options may be available for payment over a period not extending beyond the life expectancy of the Beneficiary under which we continue to assess the Product Fee shown on the Contract Schedule.

If no Death Benefit Payment Option is selected, we default payment to Option B.

Any Beneficiary's portion of the Death Benefit not applied to Annuity Payments under an Annuity Option within one year of the date of the Owner's death must be distributed within five years of the date of death.

If a Beneficiary requests a lump sum payment, we pay the amount from the Variable Account within seven days of receipt of a Valid Claim from the Beneficiary, unless the Suspension of Payments or Transfers provision in this contract is in effect.

In cases of multiple Beneficiaries, we will continue to assess the Product Fee  shown on the Contract Schedule after receiving the first Valid Claim from any one Beneficiary until there has been a complete distribution of the death benefit.

Ownership

Assignment of this Contract
You may, by Authorized Request and our written consent, assign or otherwise transfer specific rights under this contract during the Accumulation Phase.  We may refuse to consent to such assignments or transfers at any time on a non-discriminatory basis.  We will not consent if the assignment or transfer would violate or result in noncompliance with any applicable state or federal law or regulation.  Upon consent, we will record the assignment, subject to our approval guidelines at the time of the request. We will not be responsible for the validity or effect of the assignment, including the tax consequences of such assignment.  We will not be liable to the assignee for any actions we take or payments we make before we consent and record the assignment or transfer.

If you assign this contract, you can exercise your rights only with the written consent of the assignee.  An assignment does not change the Annuitant or Beneficiary(ies).  An assignment that is not an absolute assignment does not change the Owner.

Change of Ownership
You may, by Authorized Request and our written consent, change ownership of this contract to a new Owner during the Accumulation Phase.  We may refuse to consent to any change of ownership at any time on a non-discriminatory basis.  We will not consent if the change in ownership would violate or result in noncompliance with any applicable state or federal law or regulation.  Upon consent, we will record the change of ownership, subject to our approval guidelines at the time of the request.  An Ownership change will take effect as of the date you signed the Authorized Request. We will not be responsible for the validity or effect of the change of ownership, including the tax consequences of such transfer.  We will not be liable to the new Owner for any actions we take or payments we make before we consent and record the change of ownership.

A change of ownership does not change the Annuitant or Beneficiary(ies).  The new Owner can request a change of Annuitant or Beneficiary by providing an Authorized Request.

L40538-IAI                                                                                                   13                                                                                           [Admin Tracking Identifier]

Ownership continued from the previous page

Change of Annuitant
If you have an individually owned non-qualified contract, you may, upon Authorized Request, change the Annuitant during the Accumulation Phase.

For solely owned individual contracts, where the sole Owner is not the Annuitant, the sole Owner automatically becomes the Annuitant if the Annuitant dies during the Accumulation Phase.  The Owner may name another Annuitant at any time.

For jointly owned contracts, where neither Joint Owner is the Annuitant, the younger Joint Owner automatically becomes the Annuitant if the Annuitant dies during the Accumulation Phase.  The Joint Owners may name another Annuitant at any time.   If instead the deceased Annuitant was also a Joint Owner, the Joint Owners were Spouses, and the surviving Joint Owner continues the Contract, the surviving Joint Owner automatically becomes the Annuitant and may name another Annuitant at any time.

For non-individually owned contracts, the Annuitant may not be changed.

An Annuitant change takes effect as of the date you signed the Authorized Request, subject to our approval guidelines at that time.  We will not be liable for any actions we take or payments we make before the Service Center receives the Authorized Request.

Change of Beneficiary
You may, upon Authorized Request, change the Beneficiary(ies) subject to the following limitations.

For solely owned individual or non-individual contracts, you may change the Beneficiary(ies) at any time before an Owner's death, if individually owned, or before an Annuitant's death, if non-individually owned.

For jointly owned contracts, you may change the contingent Beneficiary(ies) at any time. Upon the first Joint Owner's death, the surviving Joint Owner is the sole primary Beneficiary and may not be changed.

An irrevocable Beneficiary must give written consent before we will change the Beneficiary.

A Beneficiary change takes effect as of the date you signed the Authorized Request.  We are not liable for any actions we take or payments we make before the Service Center receives the Authorized Request.

General Provisions

Entire Contract
We have issued this contract in consideration of the Initial Purchase Payment.  This contract, any amendments, any endorsements, and any riders together are the Entire Contract.

Incontestability of this Contract
We will not contest this contract, except as described in the "Misstatement of Age or Gender" provision.

Misstatement of Age or Gender
If there is a misstatement of Age or gender of the Owner or Annuitant, we will correct the applicable Age or gender, except as further described below.

Before Annuity Payments begin, if there is a misstatement of the Age of the Owner or Annuitant and this contract was issued after the Maximum Issue Age, we will refund Purchase Payments paid minus any prior distributions, and we will void this contract.  The Maximum Issue Age is shown on the Contract Schedule.

After the Annuity Date, if there is a misstatement of the Age or gender of the Annuitant, we recalculate the Annuity Payments based on the correct Age and gender.  If the misstatement caused an underpayment, we pay the Payee the difference in one payment.  If the misstatement caused an overpayment, we reduce the next payment by the amount of the difference.  If the amount of the difference is larger than the next payment, we reduce the subsequent payment, and so on until the entire difference has been subtracted.  If the future payments are insufficient to cover the difference, we bill the Payee for the amount due.  Any underpayment or overpayment will not include interest.

Annual Report
At least once each calendar year during the Accumulation Phase, we send you a report that shows contract activity and the Contract Value.
L40538-IAI                                                                                                   14                                                                                           [Admin Tracking Identifier]

General Provisions continued from the previous page

No Dividends are Payable
This contract is nonparticipating.  This contract does not participate in our profits or surplus.

Changes to an Index or Interim Fund
We will send notice to you and any assignee of record at your last known address if we add an Index or an Interim Fund. We will send notice to you and any assignee of record at your last known address if we substitute an Index or Interim Fund, and any portion of your Contract Value is allocated to the Index or Interim Fund being substituted. An Index or Interim Fund may be substituted with a new Index or Interim Fund because:
• the Index or Interim Fund is discontinued;
•	we are unable to use the Index because changes to the Index make it impractical or expensive to purchase derivative securities to hedge the Index;
• we are not licensed to use the Index or Interim Fund; or
•	if the method of calculation of the Index or Interim Fund values changes substantially resulting in significantly different performance results.
We will seek regulatory approval prior to substituting an Index. If an Index or Interim Fund is renamed, we will send notice of the new name to you and any assignee of record at your last known address.

Who can make changes in this contract
Only our President together with our Secretary has the authority to make any changes to this contract.  Any change must be in writing.

Taxes
Taxes paid to any governmental entity results in an amount equivalent to the tax being charged against the Contract Value.  We, in our sole discretion, determine whether taxes have resulted from the investment experience of the Variable Account, our receipt of Purchase Payments, or commencement of Annuity Payments.  We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date.  This will not waive any right we may have to deduct previously paid amounts at a later date.

We may establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur such tax as a result of the operation of the Variable Account.  We will deduct for any income taxes incurred as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient.

We deduct any withholding taxes from any payment we make, as required by applicable law.

Divorce
If Spouses divorce on or after the Issue Date, we will treat any request to transfer or divide benefits under the contract as a request for a Full or Partial Withdrawal payable to you.  The Full or Partial Withdrawal will be subject to any applicable taxes and Withdrawal Charges.  If we receive notice of divorce as an Authorized Request, we will remove one former Spouse from the contract as an Owner, Joint Owner, Annuitant or Beneficiary.

Protection of the Death Benefit
To the extent permitted by law, the Death Benefit will not be subject to claims of creditors.

Evidence of Survival
Where any benefits under this contract are contingent on a person being alive on a given date, we may require proof satisfactory to us that the condition has been met.

Termination
The contract terminates when:
•	the Accumulation Phase and/or the Annuity Phase terminates; and
•	if a Valid Claim has been received and all applicable Death Benefit payments have been made.

The contract provisions that do not apply to our Annuity Payment obligations terminate on the Annuity Date.

Amendments
We may amend this contract to retain its qualification for treatment as an annuity, whether under state or federal law, including the following.
•	The Internal Revenue Code, as amended.
•	Internal Revenue Service Rulings and Regulations.
•	Any requirements imposed by the Internal Revenue Service.

L40538-IAI                                                                                                   15                                                                                           [Admin Tracking Identifier]]

Allianz Life Insurance Company
of North America
[PO Box 561]
[Minneapolis, MN 55440-0561]

[800.624.0197]

Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit.  This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account and Index Options.  This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by statute of the state in which this contract is delivered.

L40538-IAI                                                                                                   16                                                                                           [Admin Tracking Identifier]